Exhibit (d)(vi)

SECOND AMENDMENT TO THE

TRADING SERVICES SUB-ADVISORY AGREEMENT

This Second Amendment to the Sub-Advisory Agreement (the “Amendment”) is made as of November 16, 2023, by and between CAMBRIA INVESTMENT MANAGEMENT, L.P. (the “Adviser”) and TIDAL INVESTMENTS LLC (the “Sub-Adviser”).

BACKGROUND:

A.	The Adviser (formerly named Toroso Investments, LLC) and the Sub-Adviser are parties to a Trading Services Sub-Advisory Agreement dated as of August 28, 2023, as amended to date (the “Agreement”); and

B.	parties desire to supplement Schedule A to the Agreement to reflect its effectiveness with respect to additional series.

C.	This Background section is incorporated by reference into, and made a part of, this Amendment.

TERMS:

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.	Schedule A to the Agreement is hereby amended and restated in its entirety as set forth on the Amended and Restated Schedule A attached hereto.

2.	Miscellaneous.

a.	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

b.	Except as specifically amended by this Amendment, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

c.	The Agreement, as amended hereby, together with its Schedule, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by duly authorized representatives as of the date first set forth above.

CAMBRIA INVESTMENT MANAGEMENT, L.P.		TIDAL INVESTMENTS LLC

By:	/s/ Mebane T. Faber	By:	/s/ Dan Carlson
Name:	Mebane T. Faber	Name:	Dan Carlson
Title:	Chief Executive Officer	Title:	Chief Financial Officer

1 of 2

Amended and Restated Schedule A
to the
Sub-Advisory Agreement
by and between
Cambria Investment Management, L.P.
and
Tidal Investments LLC

As of: November 16, 2023

Fund Names	Effective Date of Sub-Advisory Agreement
Cambria Shareholder Yield ETF (SYLD)	October 23, 2023
Cambria Foreign Shareholder Yield ETF (FYLD)	September 5, 2023
Cambria Emerging Shareholder Yield ETF (EYLD)	September 5, 2023
Cambria Global Tail Risk ETF (FAIL)	November 16, 2023
Cambria Global Value ETF (GVAL)	September 5, 2023
Cambria Global Momentum ETF (GMOM)	September 5, 2023
Cambria Value and Momentum ETF (VAMO)	September 5, 2023
Cambria Global Asset Allocation ETF (GAA)	October 23, 2023
Cambria Tail Risk ETF (TAIL)	October 23, 2023
Cambria Trinity ETF (TRTY)	September 5, 2023
Cambria Cannabis ETF (TOKE)	October 23, 2023
Cambria Global Real Estate ETF (BLDG)	September 5, 2023
Cambria Venture ETF (VCAP)	-
Cambria Buyout ETF (LBO)	-
Cambria Managed Futures Strategy ETF (MFUT)	-
Cambria Superinvestors ETF (SUPR)	-
Cambria Trend Following ETF (IVY)	-
Cambria Domestic Tax Optimized ETF (DTAX)	-
Cambria Foreign Tax Optimized ETF (FTAX)	-

Fee rate:

3 basis points on the first $2 billion of aggregate Fund assets; and 2.5 basis points on aggregate Fund assets above $2 billion.

2 of 2